                           WESTCORP AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONSOLIDATED FINANCIAL STATEMENTS
                       AND REPORT OF INDEPENDENT AUDITORS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Consolidated Financial Statements:
Consolidated Statements of Financial Condition at December
  31, 2000 and 1999.........................................  F-3
Consolidated Statements of Operations for the years ended
  December 31, 2000, 1999 and 1998..........................  F-4
Consolidated Statements of Changes in Shareholders' Equity
  for the years ended December 31, 2000, 1999 and 1998......  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 2000, 1999 and 1998..........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Westcorp

     We have audited the accompanying consolidated statements of financial condition of Westcorp and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of Westcorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Westcorp and subsidiaries at December 31, 2000 and 1999 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Los Angeles, California
January 22, 2001

                           WESTCORP AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
Cash........................................................  $   61,543    $   33,645
Interest bearing deposits with other financial
  institutions..............................................         720           720
Other short-term investments................................      66,500       137,000
                                                              ----------    ----------
  Cash and due from banks...................................     128,763       171,365
Investment securities available for sale....................      10,734        10,111
Mortgage-backed securities available for sale...............   2,230,448     1,431,376
Loans held for sale.........................................                 1,469,741
Loans receivable............................................   4,924,053       712,157
Allowance for credit losses.................................    (104,006)      (64,217)
                                                              ----------    ----------
  Loans receivable, net.....................................   4,820,047     2,117,681
Amounts due from trusts.....................................     357,051       439,022
Retained interest in securitized assets.....................     111,558       167,277
Premises and equipment, net.................................      83,991        84,989
Other assets................................................     125,318        76,953
                                                              ----------    ----------
          TOTAL ASSETS......................................  $7,867,910    $4,498,774
                                                              ==========    ==========

LIABILITIES
Deposits....................................................  $2,478,487    $2,212,309
Notes payable on automobile secured financing...............   3,473,377       461,104
Securities sold under agreements to repurchase..............     178,821       249,675
Federal Home Loan Bank advances.............................     409,570       240,744
Amounts held on behalf of trustee...........................     494,858       687,274
Notes payable...............................................      27,802         8,482
Subordinated debentures.....................................     189,962       199,298
Other liabilities...........................................      71,221        59,140
                                                              ----------    ----------
          TOTAL LIABILITIES.................................   7,324,098     4,118,026

Minority interest...........................................      56,644        28,030

SHAREHOLDERS' EQUITY
Common stock (par value $1.00 per share; authorized
  45,000,000 shares; issued and outstanding 31,931,826
  shares in 2000 and 26,597,344 shares in 1999).............      31,932        26,597
Paid-in capital.............................................     246,889       190,137
Retained earnings...........................................     223,163       157,465
Accumulated other comprehensive loss, net of tax............     (14,816)      (21,481)
                                                              ----------    ----------
          TOTAL SHAREHOLDERS' EQUITY........................     487,168       352,718
                                                              ----------    ----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $7,867,910    $4,498,774
                                                              ==========    ==========

          See accompanying notes to consolidated financial statements.

                           WESTCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------------
                                                                  2000              1999              1998
                                                              ------------      ------------      ------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income:
  Loans, including fees.....................................  $   439,336       $   195,373       $   191,805
  Mortgage-backed securities................................      128,231            87,631            65,039
  Investment securities.....................................          535             1,607             6,070
  Other.....................................................       15,719            13,005             9,252
                                                              -----------       -----------       -----------
        TOTAL INTEREST INCOME...............................      583,821           297,616           272,166
Interest expense:
  Deposits..................................................      133,610           106,067           109,004
  Federal Home Loan Bank advances and other borrowings......      152,094            28,140            34,707
  Securities sold under agreements to repurchase............       27,950            19,102            18,639
                                                              -----------       -----------       -----------
        TOTAL INTEREST EXPENSE..............................      313,654           153,309           162,350
                                                              -----------       -----------       -----------
NET INTEREST INCOME.........................................      270,167           144,307           109,816
Provision for credit losses.................................       82,133            38,400            18,960
                                                              -----------       -----------       -----------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES.......      188,034           105,907            90,856
Noninterest income:
  Automobile lending........................................      158,701           188,706            99,123
  Mortgage banking..........................................        6,856             6,047            14,230
  Investment and mortgage-backed securities gains...........                          1,308             7,602
  Insurance income..........................................        6,984             6,126             5,713
  Miscellaneous.............................................        5,102             7,819             1,986
                                                              -----------       -----------       -----------
        TOTAL NONINTEREST INCOME............................      177,643           210,006           128,654
Noninterest expenses:
  Salaries and associate benefits...........................      131,895           129,582           134,666
  Credit and collections....................................       21,150            21,833            22,277
  Data processing...........................................       16,931            15,108            14,376
  Occupancy.................................................       12,495            12,751            14,531
  Telephone.................................................        5,868             6,660             9,787
  Miscellaneous.............................................       32,852            31,503            34,116
  Restructuring charge......................................                                           18,000
                                                              -----------       -----------       -----------
        TOTAL NONINTEREST EXPENSES..........................      221,191           217,437           247,753
                                                              -----------       -----------       -----------
INCOME (LOSS) BEFORE INCOME TAX (BENEFIT)...................      144,486            98,476           (28,243)
Income tax (benefit)........................................       58,132            41,460           (11,330)
                                                              -----------       -----------       -----------
INCOME (LOSS) BEFORE MINORITY INTEREST......................       86,354            57,016           (16,913)
Minority interest in earnings (loss) of subsidiaries........       11,852             6,522            (2,216)
                                                              -----------       -----------       -----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.....................       74,502            50,494           (14,697)
Extraordinary gain from early extinguishment of debt (net of
  income tax of $175 in 2000 and $1,546 in 1999)............          241             2,132
                                                              -----------       -----------       -----------
NET INCOME (LOSS)...........................................  $    74,743       $    52,626       $   (14,697)
                                                              ===========       ===========       ===========
Net income (loss) per common share -- basic:
  Income (loss) before extraordinary item...................  $      2.53       $      1.91       $     (0.56)
  Extraordinary item........................................         0.01              0.08
                                                              -----------       -----------       -----------
  Net income (loss).........................................  $      2.54       $      1.99       $     (0.56)
                                                              ===========       ===========       ===========
Net income (loss) per common share -- diluted:
  Income (loss) before extraordinary item...................  $      2.52       $      1.91       $     (0.56)
  Extraordinary item........................................         0.01              0.08
                                                              -----------       -----------       -----------
  Net income (loss).........................................  $      2.53       $      1.99       $     (0.56)
                                                              ===========       ===========       ===========
Weighted average number of common shares outstanding:
  Basic.....................................................   29,494,497        26,503,796        26,305,117
                                                              ===========       ===========       ===========
  Diluted...................................................   29,525,677        26,505,128        26,305,117
                                                              ===========       ===========       ===========

          See accompanying notes to consolidated financial statements.

                           WESTCORP AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                        ACCUMULATED
                                                                                           OTHER
                                                                                       COMPREHENSIVE
                                                       COMMON    PAID-IN    RETAINED   INCOME (LOSS),
                                            SHARES      STOCK    CAPITAL    EARNINGS     NET OF TAX      TOTAL
                                          ----------   -------   --------   --------   --------------   --------
                                                                  (DOLLARS IN THOUSANDS)
Balance at January 1, 1998..............  26,278,593   $26,279   $185,187   $131,427      $  5,858      $348,751
  Net loss..............................                                     (14,697)                    (14,697)
  Unrealized gains on securities
    available for sale and retained
    interest in securitized assets, net
    of tax(1)...........................                                                     2,021         2,021
  Less: reclassification adjustment for
    gains included in net income........                                                    (4,186)       (4,186)
                                                                                                        --------
  Comprehensive loss....................                                                                 (16,862)
  Issuance of common stock..............     196,221      196       2,026                                  2,222
  Cash dividends........................                                      (6,592)                     (6,592)
  Purchase of subsidiary stock..........                            1,526                                  1,526
                                          ----------   -------   --------   --------      --------      --------
Balance at December 31, 1998............  26,474,814   26,475     188,739    110,138         3,693       329,045
  Net income............................                                      52,626                      52,626
  Unrealized losses on securities
    available for sale and retained
    interest in securitized assets, net
    of tax(1)...........................                                                   (24,312)      (24,312)
  Less: reclassification adjustment for
    gains included in net income........                                                      (862)         (862)
                                                                                                        --------
  Comprehensive income..................                                                                  27,452
  Issuance of common stock..............     122,530      122         929                                  1,051
  Cash dividends........................                                      (5,299)                     (5,299)
  Purchase of subsidiary stock..........                              469                                    469
                                          ----------   -------   --------   --------      --------      --------
Balance at December 31, 1999............  26,597,344   26,597     190,137    157,465       (21,481)      352,718
  Net income............................                                      74,743                      74,743
  Unrealized gains on securities
    available for sale and retained
    interest in securitized assets, net
    of tax(1)...........................                                                     6,665         6,665
                                                                                                        --------
  Comprehensive income..................                                                                  81,408
  Issuance of common stock..............   5,334,482    5,335      50,349                                 55,684
  Issuance of subsidiary common stock...                            6,403                                  6,403
  Cash dividends........................                                      (9,045)                     (9,045)
                                          ----------   -------   --------   --------      --------      --------
Balance at December 31, 2000............  31,931,826   $31,932   $246,889   $223,163      $(14,816)     $487,168
                                          ==========   =======   ========   ========      ========      ========

---------------
(1) The pre-tax decrease in unrealized losses on securities available for sale and retained interest in securitized assets was $11.3 million for the year ended December 31, 2000. For the year ended December 31, 1999, there was a pre-tax increase in unrealized losses of $41.9 million offset with pre-tax gains realized in income of $1.5 million. For the year ended December 31, 1998, there was a pre-tax increase in unrealized gains of $3.9 million offset with pre-tax losses realized in income of $7.2 million.

          See accompanying notes to consolidated financial statements.

                           WESTCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                 2000           1999           1998
                                                              -----------    -----------    -----------
                                                                       (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES

Net income (loss)...........................................  $    74,743    $    52,626    $   (14,697)
Adjustments to reconcile net income (loss) to net cash (used
  in) provided by operating activities:
  Loans held for sale:
    Origination of loans....................................                  (3,655,583)    (5,105,352)
    Proceeds from contract sales............................      660,000      2,500,000      1,885,000
    Proceeds from sale of mortgage loans....................        3,394        502,157      2,884,073
    Loan payments and payoffs...............................                     624,314        615,391
  Provision for credit losses...............................       82,133         38,400         18,960
  Depreciation and amortization.............................       16,845         16,306         31,629
  Amortization of retained interest in securitized assets...       75,957        111,752        103,610
  (Increase) decrease in other assets.......................      (46,718)        18,817         10,534
  Increase (decrease) in other liabilities..................       12,081         (6,215)         2,801
  Other, net................................................       11,490             62         (9,682)
                                                              -----------    -----------    -----------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES.........      889,925        202,636        422,267

INVESTING ACTIVITIES
Loans receivable:
  Origination of loans......................................   (4,531,581)      (214,401)      (453,646)
  Loan payments and payoffs.................................    1,078,293         36,616         54,682
Investment securities available for sale:
  Purchases.................................................       (2,194)          (244)       (44,581)
  Proceeds from sale........................................                      75,470         10,460
  Proceeds from maturities..................................                          25         81,538
Mortgage-backed securities:
  Purchases.................................................     (960,876)      (844,300)      (620,328)
  Proceeds from sale........................................           17        109,726        365,990
  Payments received.........................................      168,433        238,515        212,823
Increase in retained interest in securitized assets.........      (19,240)      (111,766)       (91,914)
Decrease (increase) in amounts due from trusts..............       81,971       (106,290)       (37,609)
Purchase of premises and equipment..........................      (11,608)       (24,529)       (23,281)
                                                              -----------    -----------    -----------
NET CASH USED IN INVESTING ACTIVITIES.......................   (4,196,785)      (841,178)      (545,866)

FINANCING ACTIVITIES
Increase in deposits........................................      266,178         33,574        177,839
Decrease in securities sold under agreements to
  repurchase................................................      (70,854)       (15,969)       (21,427)
Proceeds from notes payable on automobile secured
  financing.................................................    3,867,220        500,000
Payments on notes payable on automobile secured financing...     (854,947)       (38,896)
Increase (decrease) in notes payable........................       19,320         (5,945)      (177,453)
(Decrease) increase in amounts held on behalf of trustee....     (192,416)       159,182         39,438
Increase in FHLB Advances...................................      168,826         79,890         75,882
Decrease in subordinated debentures.........................       (8,608)       (35,903)
Proceeds from issuance of common stock......................       55,684
Cash dividends..............................................       (9,045)        (5,299)        (6,592)
Proceeds from issuance of subsidiary common stock...........       22,900
Other, net..................................................                       1,519          2,536
                                                              -----------    -----------    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................    3,264,258        672,153         90,223
                                                              -----------    -----------    -----------
(DECREASE ) INCREASE IN CASH AND CASH EQUIVALENTS...........      (42,602)        33,611        (33,376)
Cash and cash equivalents at beginning of year..............      171,365        137,754        171,130
                                                              -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $   128,763    $   171,365    $   137,754
                                                              ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for:
  Interest..................................................  $   286,306    $   152,987    $   160,630
  Income taxes..............................................       91,345         47,392          1,832
SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS:
Acquisition of real estate acquired through foreclosure.....        5,396          6,038         15,414

          See accompanying notes to consolidated financial statements.

                           WESTCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements include our accounts and the accounts of our wholly owned subsidiary, Western Financial Bank, also known as the Bank and our majority owned subsidiary, WFS Financial Inc, also known as WFS. All significant intercompany accounts and transactions have been eliminated upon consolidation. Certain prior year amounts have been reclassified to conform with the current year's presentation.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Nature of Operations

     We are a financial services company that specializes primarily in automobile lending, which is funded by our community banking operations and our asset-backed securitization transactions. During 1999, we discontinued our mortgage banking operations and, therefore, we have only one reportable segment.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash, interest bearing deposits with other financial institutions and other short-term investments, which have no material restrictions as to withdrawal or usage.

  Investment Securities and Mortgage-Backed Securities Available for Sale

     Investments and mortgage-backed securities, also known as MBS, are classified as available for sale and carried at fair value. Unrealized gains and losses on such investments are recorded as a separate component of shareholders' equity, net of income taxes. Any decline in the fair value of the investments which is deemed to be other than temporary is charged against current earnings. The method used in determining the cost of investments sold is specific identification.

     We have entered into or committed to interest rate caps and interest rate swaps as hedges against market value changes in designated portions of our MBS portfolio to manage interest rate risk exposure. These financial instruments are also recorded at fair value and are included in the basis of the designated available for sale securities. The interest rate differential to be paid or received is accrued and included as part of interest income, thereby adjusting the overall yield on securities for which we are hedging our exposure to interest rate risk. Unrealized gains and losses on these contracts are deferred and amortized into interest income over the shorter of the remaining life of the derivative instrument or the expected life of the associated asset. When the related MBS are sold, settled or terminated, the deferred gains or losses from these contracts are recognized in the Consolidated Statements of Operations as a component of mortgage banking income and investment and MBS gains and losses.

  Securitization Transactions

     Automobile contract asset-backed securitization transactions are treated as either sales or secured financings for accounting purposes depending upon the securitization structure. Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, also known as SFAS No. 125, defines the criteria used to evaluate the securitization structure in determining the proper accounting treatment. These criteria pertain to whether or not the transferor

                           WESTCORP AND SUBSIDIARIES
has surrendered control over the transferred assets. If a securitization transaction meets all the criteria defined in SFAS No. 125, then the transaction is required to be treated as a sale. If any one of the criteria is not met, then the transaction is required to be treated as a secured financing. Our recent securitization transactions give us the right to repurchase the remaining contracts in the pool once the balance of such contracts is equal to or less than 20% of the original pool balance. With this right, we effectively maintain control over these assets and, therefore, are required to treat these transactions as secured financings. Our older securitization transactions did not give us this right and, therefore, were required to be treated as sales.

     For automobile contract securitization transactions treated as sales, we record a non-cash gain equal to the present value of the estimated future cash flows on a cash out basis, net of the write-off of dealer participation and gains or losses on hedges. We determine whether or not we must record a servicing asset or liability by estimating future servicing revenues, including servicing fees, late charges, other ancillary income, and float benefit, less the actual cost to service the loans. In determining the fair value of our retained interest in securitized assets, also known as RISA, we evaluate the cost basis of automobile contracts relative to the fair value of such contracts and the fair value of the RISA recorded. The RISA is capitalized and amortized over the expected life of the underlying contracts. Net interest income and servicing fees earned on these contracts are recognized over the life of the securitization transactions as contractual servicing income, retained interest income and other fee income. The amortization of the RISA is calculated so as to recognize retained interest income on an effective yield basis. These amounts are reported as automobile lending income on our Consolidated Statements of Operations.

     RISA is classified in a manner similar to available for sale securities and as such is marked to market each quarter. Market value changes are calculated by discounting future cash flows using a current market discount rate. Any changes in the market value of the RISA are reported as a separate component of shareholders' equity on our Consolidated Statements of Financial Condition as accumulated other comprehensive income (loss), net of applicable taxes. On a quarterly basis, we evaluate the carrying value of the RISA in light of the actual performance of the underlying contracts and make adjustments to reduce the carrying value, if appropriate.

     The excess cash flows generated by securitized contracts are deposited into spread accounts by the trustee under the terms of the securitization transactions. In addition, we advance additional monies to initially fund these spread accounts. For securitization transactions treated as sales, amounts due to us held in the spread accounts and servicing income earned by us for which we have not yet received repayment from the trust are reported as amounts due from trust on our Consolidated Statements of Financial Condition. These amounts are valued using the cash out method.

     As servicer of these contracts, we hold and remit funds collected from the borrowers on behalf of the trustee pursuant to reinvestment contracts that we have entered into. For securitization transactions treated as sales, these amounts are reported as amounts held on behalf of trustee on our Consolidated Statements of Financial Condition.

     For securitization transactions treated as secured financings, the contracts are retained on the balance sheet with the securities used to finance the contracts recorded as notes payable on automobile secured financing. We recognize interest income when earned in accordance with the terms of the contracts. Gains and losses relative to forward and Euro-dollar swap agreements designated as hedges on these securitization transactions are recognized as an adjustment to interest expense.

  Loans Held for Sale

     Loans held for sale are stated at the lower of aggregate amortized cost or market. The carrying amount of the specific loan pools sold is used to compute gains or losses. Market value is based on prevailing market

                           WESTCORP AND SUBSIDIARIES
quotes for real estate loans and discounted cash flow calculations for consumer loans, which approximates the amount realized upon the securitization of the consumer contracts.

  Allowance for Credit Losses

     The allowance for credit losses is maintained at a level that we believe is adequate to absorb probable losses in the on balance sheet loan portfolio that can be reasonably estimated. Our determination of the adequacy of the allowance is based on an evaluation of the portfolio, past credit loss experience, current economic conditions, volume, pending contract sales, growth and composition of the loan portfolio, and other relevant factors. The allowance is increased by provisions for credit losses charged against income.

  Nonaccrual Loans

     Nonaccrual loans are loans on which accrual of interest has been suspended. Interest is suspended on all real estate loans when, in our judgement, the interest will not be collectible in the normal course of business or when loans are 90 days or more past due or full collection of principal is not assured. When a loan is placed on nonaccrual, interest accrued is reversed against interest income. The accrual of interest income is suspended on all loans, except consumer loans. On these loans, interest continues to accrue until the loans are charged off, which occurs automatically after the loans are past due 120 days, except for accounts that are in Chapter 13 bankruptcy. At the time that a loan is charged off, all accrued interest is reversed. For those accounts that are in Chapter 13 bankruptcy and are contractually past due greater than 120 days, all accrued interest is reversed and income is recognized on a cash basis. As of December 31, 2000 and 1999, the amount of accrued interest reversed was not material.

  Premises and Equipment

     Premises and equipment are recorded at cost less accumulated depreciation and amortization and are depreciated over their estimated useful lives principally using the straight-line method for financial reporting and accelerated methods for tax purposes. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

  Repossessed Assets

     All accounts that have been repossessed and the redemption period for such accounts has expired are reclassified from contracts receivable to repossessed assets at fair value with any adjustment recorded against the allowance for credit losses. Repossessed assets were included in other assets on the Consolidated Statements of Financial Condition and were not material.

  Non-performing Assets

     Accounts that are in Chapter 13 bankruptcy and are contractually past due greater than 120 days are reclassified from contracts receivable to non-performing assets at fair value with any adjustment recorded against the allowance for credit losses. Non-performing assets were included in other assets on the Consolidated Statements of Financial Condition and were not material.

  Real Estate Owned

     Real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated costs to sell. Costs of holding this real estate and related gains and losses on disposition are credited or charged to real estate operations as incurred. These values are periodically reviewed and write-downs are recorded, if appropriate.

                           WESTCORP AND SUBSIDIARIES

     Real estate owned is carried net of an allowance for losses which is maintained at a level we believe to be adequate to absorb any probable losses in the portfolio that can be reasonably estimated. Our determination of the adequacy of the allowance is based on an evaluation of past credit loss experience, current economic conditions, selling costs and other relevant factors.

  Interest Income and Fee Income

     Interest income on real estate and certain consumer loans is earned using the effective yield method and classified on the Consolidated Statements of Financial Condition as part of other assets to the extent not collected. Certain automobile contracts use the sum of the month's digits method, which approximates the effective yield method.

     We defer loan origination and commitment fees and certain loan origination costs. The net amount is amortized as an adjustment to the related loans' yield over the contractual life of the related loans. Commitment fees based on a percentage of a customer's unused line of credit are recognized over the commitment period. Fees for other services are recorded as income when earned.

  Mortgage Banking Income

     Mortgage banking income consists primarily of gain on sale of mortgage loans and mortgage servicing rights and other mortgage servicing related fee income. Historically, we originated mortgage loans and sold the loans to investors on either a servicing rights retained or servicing rights released basis. When we sold a mortgage loan with servicing rights retained, we would record a gain related only to the sale of the loan. Conversely, when we sold a mortgage loan with servicing rights released, we would record a gain related to the value of the loan and the value of the servicing rights.

     Gain on sale of mortgage loans represented the difference between the allocated cost basis of loans sold and the proceeds from sale, which included the carrying value of capitalized servicing rights, also known as CSRs, created as a result of the sale. The carrying value of the CSRs represented an allocation of the cost basis of loans sold between the CSRs and the loans based upon their relative fair value at the date the loans were originated or purchased. The fair value of CSRs was calculated by estimating future servicing revenues, including servicing fees, late charges, other ancillary income, and float benefit, less the actual costs to service loans. The amortization of the CSRs was a component of mortgage banking income over the period of, and in proportion to, the expected repayment term of the underlying loans. CSRs were evaluated for impairment based on the excess of the carrying amount of the CSRs over their fair value.

  Insurance Commissions

     Commissions on insurance policies sold are recognized as income over the life of the policies.

  Insurance Premiums

     Premiums for life and accident/health insurance policies are recognized as income over the term of the insurance contract.

  Income Taxes

     We file consolidated federal and state tax returns with all of our subsidiaries except for Westhrift, which files a separate state tax return.

                           WESTCORP AND SUBSIDIARIES

  Fair Values of Financial Instruments

     Fair value information about financial instruments is reported using quoted market prices for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and in many cases, could not be realized in immediate settlement of the instruments. Fair values for certain financial instruments and all non-financial instruments are not required to be disclosed. Accordingly, the aggregate fair value amounts presented do not represent our underlying value.

     We use the following methods and assumptions in estimating our fair value disclosures for financial instruments:

          Cash and cash equivalents and other short-term investments: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

          Investment securities and MBS: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans receivable (including held for sale): The fair values for loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

          Retained interest in securitized assets: RISA is carried at fair value. The fair value is determined by calculating discounted cash flows.

          Interest rate swaps, interest rate caps, forward agreements and Euro dollar swap agreements: Hedge agreements are carried at fair value as hedges of available for sale securities. The fair value is determined by obtaining market quotes from brokers.

          Loan commitments (including fixed and variable): The fair values of loan commitments are based on quoted market prices of similar loans sold in the secondary market.

          Deposits: The fair values disclosed for demand deposit accounts, passbook accounts, certificate accounts, brokered certificate accounts and certain types of money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

          Securities sold under agreements to repurchase, notes payable on automobile secured financing, Federal Home Loan Bank advances, and subordinated debentures: The fair value is estimated by using discounted cash flow analyses based on our current incremental borrowing rates for similar types of borrowing arrangements.

          Short-term borrowings: The carrying amounts of the commercial paper and the lines of credit with a bank approximate their fair values.

          Amounts held on behalf of trustee: The carrying amounts reported in the balance sheet approximate fair value.

                           WESTCORP AND SUBSIDIARIES

  Accounting Pronouncements

     The Financial Accounting Standards Board, also known as FASB, has provided guidance for the way enterprises report information about derivatives and hedging. These statements require all derivatives to be recognized on the balance sheet at fair value. Changes in the fair value of derivatives that are hedges will be either offset against the change in the fair value of the hedged assets, liabilities or firm commitments directly through income or recognized through other comprehensive income on the balance sheet until the hedged item is recognized in earnings, depending on the nature of the hedges. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings if the derivative is a fair value hedge. The ineffective portion of a derivative's change in fair value for a cash flow hedge will be recognized in comprehensive income on the balance sheet if the hedge is less than 100% effective.

     To protect against potential changes in interest rates affecting interest payments on future securitization transactions to be accounted for as secured financings, we enter into various hedge agreements. As part of the adoption of FASB's new guidance, gains and losses on these agreements will be deferred in other comprehensive income until the completion of the securitization transaction. Once the transaction is complete, this deferred amount will be amortized into earnings over the duration of the secured financing. We adopted FASB's new guidance on January 1, 2001 and recorded a cumulative effect adjustment to other comprehensive income of $4.8 million, net of income tax, which represents the deferred loss on such hedge agreements outstanding at January 1, 2001. However, we do not expect that the adoption of FASB's new guidance for these agreements will have a material effect on our earnings.

     To protect against market value changes on our MBS portfolio, we enter into various hedge agreements. As part of the adoption of FASB's new guidance, we will redesignate these existing agreements from fair value hedges on our MBS portfolio to cash flow hedges that will protect against potential changes in interest rates affecting interest payments on future deposits gathered by us and future securities sold under agreements to repurchase. It is our policy to present these hedge agreements on a gross basis on our Consolidated Statements of Financial Condition, if applicable. As a result of this redesignation, we will reclassify the market value of these derivatives from mortgage-backed securities available for sale to a separate asset or liability designation depending upon the nature of these instruments. In conjunction with this redesignation, we will record a transition adjustment to earnings for the $33.7 million unrealized loss on these derivatives offset by an equal amount of unrealized gain on our MBS portfolio. The implementation of FASB's new guidance for these derivatives will not have a material effect on our earnings or comprehensive income.

     In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, also known as SFAS No. 140. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Other provisions of the statement are effective for fiscal years ending after December 15, 2000 and include additional disclosure requirements and changes related to the recognition and reclassification of collateral. We do not expect SFAS No. 140 will have any effect on our earnings or financial position.

                           WESTCORP AND SUBSIDIARIES

NOTE 2 -- INVESTMENT SECURITIES AVAILABLE FOR SALE

     Investment securities available for sale consisted of the following:

                                                                  DECEMBER 31, 2000
                                                   ------------------------------------------------
                                                                  GROSS         GROSS
                                                   AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                     COST          GAIN          LOSS        VALUE
                                                   ---------    ----------    ----------    -------
                                                                (DOLLARS IN THOUSANDS)
Obligations of states and political
  subdivisions...................................   $ 1,509        $24                      $ 1,533
Owner trust certificates.........................     6,517                                   6,517
Other............................................     2,684                                   2,684
                                                    -------        ---         --------     -------
                                                    $10,710        $24                      $10,734
                                                    =======        ===         ========     =======

                                                                  DECEMBER 31, 1999
                                                   ------------------------------------------------
                                                                  GROSS         GROSS
                                                   AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                     COST          GAIN          LOSS        VALUE
                                                   ---------    ----------    ----------    -------
                                                                (DOLLARS IN THOUSANDS)
Obligations of states and political
  subdivisions...................................   $ 1,510         $6           $10        $ 1,506
Owner trust certificates.........................     7,866                                   7,866
Other............................................       739                                     739
                                                    -------         --           ---        -------
                                                    $10,115         $6           $10        $10,111
                                                    =======         ==           ===        =======

     At December 31, 2000, the stated maturities of our investment securities available for sale were as follows:

                                                              ONE YEAR              FIVE YEARS
                                    UP TO ONE YEAR          TO FIVE YEARS          TO TEN YEARS
                                  -------------------    -------------------    -------------------
                                  AMORTIZED     FAIR     AMORTIZED     FAIR     AMORTIZED     FAIR
                                    COST       VALUE       COST       VALUE       COST       VALUE
                                  ---------    ------    ---------    ------    ---------    ------
                                                       (DOLLARS IN THOUSANDS)
Obligations of states and
  political subdivisions........                          $  486      $  491     $1,023      $1,042
Owner trust certificates........                           3,072       3,072      3,445       3,445
Other...........................   $2,684      $2,684
                                   ------      ------     ------      ------     ------      ------
                                   $2,684      $2,684     $3,558      $3,563     $4,468      $4,487
                                   ======      ======     ======      ======     ======      ======

     There were no proceeds from sales of investment securities available for sale for the year ended December 31, 2000 compared with $75.5 million and $10.5 million for the years ended December 31, 1999 and 1998, respectively. There were no gross realized gains or losses for the year ended December 31, 2000 compared with $0.9 million gross gains and $21.0 thousand gross gains for the years ended December 31, 1999, and 1998, respectively.

                           WESTCORP AND SUBSIDIARIES

NOTE 3 -- MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

     MBS available for sale consisted of the following:

                                                                DECEMBER 31, 2000
                                               ----------------------------------------------------
                                                               GROSS         GROSS
                                               AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                  COST         GAINS         LOSSES        VALUE
                                               ----------    ----------    ----------    ----------
                                                              (DOLLARS IN THOUSANDS)
GNMA certificates............................  $2,181,067     $17,533       $41,524      $2,157,076
FNMA participation certificates..............      69,278           3           411          68,870
FHLMC participation certificates.............       1,948                        10           1,938
Other........................................       2,564                                     2,564
                                               ----------     -------       -------      ----------
                                               $2,254,857     $17,536       $41,945      $2,230,448
                                               ==========     =======       =======      ==========

                                                                DECEMBER 31, 1999
                                               ----------------------------------------------------
                                                               GROSS         GROSS
                                               AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                  COST         GAINS         LOSSES        VALUE
                                               ----------    ----------    ----------    ----------
                                                              (DOLLARS IN THOUSANDS)
GNMA certificates............................  $1,378,111     $27,853       $61,514      $1,344,450
FNMA participation certificates..............      83,883                     1,928          81,955
FHLMC participation certificates.............       2,154                        70           2,084
Other........................................       2,887                                     2,887
                                               ----------     -------       -------      ----------
                                               $1,467,035     $27,853       $63,512      $1,431,376
                                               ==========     =======       =======      ==========

     Proceeds from the sale of MBS available for sale totaled approximately $16.9 thousand, $110 million and $366 million for the years ended December 31, 2000, 1999, and 1998, respectively. There were no gross realized gains for the year ended December 31, 2000 compared with $0.3 million and $8.3 million for the years ended December 31, 1999 and 1998, respectively. There were no gross realized losses for the year ended December 31, 2000 compared with $0.5 million and $0.9 million realized for the years ended December 31, 1999 and 1998, respectively.

     Our MBS available for sale portfolio had maturities of ten years or more at December 31, 2000 and 1999, although payments are generally received monthly throughout the life of these securities.

     We issued certain MBS that include recourse provisions. Subject to certain limitations, we are required, for the life of the loans, to repurchase the buyer's interest in individual loans on which foreclosure proceedings have been completed. Securities with recourse issued by us had a total outstanding balance of $84.1 million and $95.1 million at December 31, 2000 and 1999, respectively. The maximum remaining exposure under these recourse provisions was $46.6 million and $54.1 million at December 31, 2000 and 1999, respectively. We have pledged $7.3 million and $8.3 million of MBS as collateral under these recourse provisions at December 31, 2000 and 1999, respectively.

     We have provided for probable losses which can be reasonably estimated that may occur as a result of our recourse obligations. The amount reserved for probable losses on recourse obligations totaled $0.8 million and $1.1 million at December 31, 2000 and 1999, respectively. The amount of reserves held was determined based upon historical experience of losses on repurchased loans.

                           WESTCORP AND SUBSIDIARIES

NOTE 4 -- NET LOANS RECEIVABLE

     Net loans receivable consisted of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         2000          1999
                                                      ----------    ----------
                                                       (DOLLARS IN THOUSANDS)
Real estate:
  Mortgage..........................................  $  498,963    $  589,286
  Construction......................................      14,784        23,190
                                                      ----------    ----------
                                                         513,747       612,476
Less: undisbursed loan proceeds.....................       6,316        14,174
                                                      ----------    ----------
                                                         507,431       598,302
Consumer:
  Automobile contracts..............................   4,307,267     1,518,434
  Dealer participation, net of deferred contract
     fees...........................................      82,717        31,532
  Other.............................................      13,456        20,951
  Unearned discounts................................     (94,404)      (54,248)
                                                      ----------    ----------
                                                       4,309,036     1,516,669
Commercial..........................................     107,586        66,927
                                                      ----------    ----------
                                                       4,924,053     2,181,898
Allowance for credit losses.........................    (104,006)      (64,217)
                                                      ----------    ----------
                                                       4,820,047     2,117,681
Less: loans held for sale
  Mortgage..........................................                    37,097
  Consumer..........................................                 1,432,644
                                                      ----------    ----------
                                                                     1,469,741
                                                      ----------    ----------
                                                      $4,820,047    $  647,940
                                                      ==========    ==========

     Contracts serviced by us for the benefit of others totaled approximately $2.6 billion, $4.0 billion, and $5.1 billion at December 31, 2000, 1999 and 1998, respectively. The decrease in contracts serviced by us for the benefit of others is the result of our newer securitization transactions being treated as secured financings rather than sales.

     The following table presents the balance of impaired loans and the impairment allowance related to impaired loans:

                                                       DECEMBER 31,
                                                     ----------------
                                                      2000      1999
                                                     ------    ------
                                                       (DOLLARS IN
                                                        THOUSANDS)
Recorded investment................................            $5,192
Less: impairment allowance.........................             1,275
                                                     ------    ------
                                                               $3,917
                                                     ======    ======

     For the years ended December 31, 2000 and 1999, average impaired loans were $2.0 million and $4.0 million, respectively.

                           WESTCORP AND SUBSIDIARIES

NOTE 5 -- ALLOWANCE FOR CREDIT LOSSES

     Changes in the allowance for credit losses were as follows:

                                             FOR THE YEAR ENDED DECEMBER 31,
                                             --------------------------------
                                               2000        1999        1998
                                             --------    --------    --------
                                                  (DOLLARS IN THOUSANDS)
Balance at beginning of year...............  $ 64,217    $ 37,660    $ 33,834
Provision for credit losses................    82,133      38,400      18,960
Chargeoffs.................................   (57,126)    (21,282)    (19,705)
Recoveries.................................    14,782       9,439       4,571
                                             --------    --------    --------
Balance at end of year.....................  $104,006    $ 64,217    $ 37,660
                                             ========    ========    ========

NOTE 6 -- RETAINED INTEREST IN SECURITIZED ASSETS

     Selected original assumptions used to estimate cash flows for contracts securitized in 2000, 1999, and 1998 were as follows:

                                                             FOR THE THREE MONTHS ENDED
                                                 --------------------------------------------------
                                                 MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                                 --------    -------    ------------    -----------
2000                                             2000-A
Cumulative net credit losses...................   6.1%
Average monthly ABS prepayment speed...........   1.5%
Discount rate..................................   10.8%
Weighted average remaining maturity (in
  months)......................................    61

1999                                             1999-A      1999-B      1999-C
Cumulative net credit losses...................   6.2%        6.1%        6.1%
Average monthly ABS prepayment speed...........   1.5%        1.5%        1.5%
Discount rate..................................   9.1%        9.7%        10.2%
Weighted average remaining maturity (in
  months)......................................    59          59          61

1998                                             1998-A      1998-B      1998-C
Cumulative net credit losses...................   7.0%        6.2%        6.2%
Average monthly ABS prepayment speed...........   1.5%        1.5%        1.5%
Discount rate..................................   9.8%        9.8%        8.8%
Weighted average remaining maturity (in
  months)......................................    57          58          58

                           WESTCORP AND SUBSIDIARIES

     At December 31, 2000, key economic assumptions and the sensitivity of the current fair value of the RISA to immediate 10% and 20% adverse changes in assumed economics were as follows:

                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Fair value of the RISA......................................      $111,558

ABS Prepayment speed (monthly rate).........................          1.5%
Fair value after 10% adverse change.........................      $107,843
Fair value after 20% adverse change.........................      $103,574

Cumulative net credit losses (pool life rate)...............   6.1% - 7.6%
Fair value after 10% adverse change.........................      $103,880
Fair value after 20% adverse change.........................       $95,925

Discount rate (annual rate).................................        10.16%
Fair value after 10% adverse change.........................      $110,963
Fair value after 20% adverse change.........................      $109,810

     The following table presents the activity of the RISA:

                                                    FOR THE YEAR ENDED DECEMBER 31,
                                                   ----------------------------------
                                                     2000        1999         1998
                                                   --------    ---------    ---------
                                                         (DOLLARS IN THOUSANDS)
Balance at beginning of period...................  $167,277    $ 171,230    $ 181,177
Additions........................................    19,240      111,767       91,914
Amortization.....................................   (75,958)    (111,752)    (103,610)
Change in unrealized gain/loss on RISA(1)........       999       (3,968)       1,749
                                                   --------    ---------    ---------
Balance at end of period(2)......................  $111,558    $ 167,277    $ 171,230
                                                   ========    =========    =========

---------------
(1) The change in unrealized gain/loss on RISA represents temporary changes in valuation including changes in the discount rate based on the current interest rate environment. Such amounts will not be realized unless the RISA is sold. Changes in prepayment and credit loss assumptions for the RISA are permanent in nature and impact the value of the RISA. Such permanent differences are immediately recognized in income as a component of retained interest income.

(2) There are no restrictions on the RISA.

     The following table presents the estimated future undiscounted retained interest earnings to be received from securitizations:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         2000          1999
                                                      ----------    ----------
                                                       (DOLLARS IN THOUSANDS)
Estimated net undiscounted RISA earnings............  $  235,270    $  410,066
Off balance sheet allowance for credit losses.......    (110,339)     (220,838)
Discount to present value...........................     (13,373)      (21,951)
                                                      ----------    ----------
Retained interest in securitized assets.............  $  111,558    $  167,277
                                                      ==========    ==========
Outstanding balance of automobile contracts sold
  through securitizations...........................  $2,608,017    $3,890,685
Off balance sheet allowance for losses as a percent
  of automobile contracts sold through
  securitizations...................................        4.23%         5.68%

                           WESTCORP AND SUBSIDIARIES

     The following table summarizes certain cash flows received from and paid to securitization trusts on securitization transactions treated as sales:

                                                    FOR THE YEAR ENDED DECEMBER 31,
                                                  ------------------------------------
                                                    2000         1999          1998
                                                  --------    ----------    ----------
                                                         (DOLLARS IN THOUSANDS)
Proceeds from new securitizations...............  $660,000    $2,500,000    $1,885,000
Excess cash flows from trust....................   127,294       159,564        99,107
Servicing fees received.........................    41,767        46,847        37,180
Servicing advances..............................    36,422        56,332        50,549
Repayments on servicing advances................    50,887        64,160        57,574

     The balance of contracts 30 days or more delinquent included in such securitization trusts totaled $110 million and $128 million at December 31, 2000 and 1999, respectively. Net chargeoffs for these securitization trusts totaled $75 million, $92 million and $127 million for the years ended December 31, 2000, 1999, and 1998, respectively.

NOTE 7 -- PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following:

                                                              DECEMBER 31,
                                                         ----------------------
                                                           2000         1999
                                                         ---------    ---------
                                                         (DOLLARS IN THOUSANDS)
Land...................................................  $ 16,274     $ 16,395
Buildings and improvements.............................    49,402       47,992
Computers and software.................................    40,631       31,515
Furniture and equipment................................    14,551       14,100
Automobiles and airplane...............................     6,953        7,052
                                                         --------     --------
                                                          127,811      117,054
Less: accumulated depreciation.........................    43,820       32,065
                                                         --------     --------
                                                         $ 83,991     $ 84,989
                                                         ========     ========

NOTE 8 -- ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consisted of the following:

                                                                DECEMBER 31,
                                                           ----------------------
                                                             2000         1999
                                                           ---------    ---------
                                                           (DOLLARS IN THOUSANDS)
Interest on loans receivable.............................   $36,503      $14,504
Interest on securities...................................    14,507        8,370
                                                            -------      -------
                                                            $51,010      $22,874
                                                            =======      =======

     Accrued interest receivable at December 31, 2000 and 1999 is included in other assets in the Consolidated Statements of Financial Condition.

                           WESTCORP AND SUBSIDIARIES

NOTE 9 -- DEPOSITS

     Deposits consisted of the following:

                                                   WEIGHTED
                                                 AVERAGE RATE          DECEMBER 31,
                                                 ------------    ------------------------
                                                     2000           2000          1999
                                                 ------------    ----------    ----------
                                                                  (DOLLARS IN THOUSANDS)
Noninterest bearing deposits...................       --         $   67,984    $   47,770
Demand deposit accounts........................      2.0%             8,229        60,365
Passbook accounts..............................      2.3             11,768        13,789
Money market deposit accounts..................      5.3            810,169       574,589
Brokered certificate accounts..................      5.9                           28,594
Certificate accounts...........................      6.0          1,580,337     1,487,202
                                                                 ----------    ----------
                                                                 $2,478,487    $2,212,309
                                                                 ==========    ==========

     The aggregate amount of deposits in denominations greater than or equal to $100,000 was $540 million and $441 million at December 31, 2000 and 1999, respectively. Deposit amounts in excess of $100,000 are not federally insured.

     Scheduled maturities of certificate accounts at December 31, 2000 were as follows:

                                                                WEIGHTED
                                                              AVERAGE RATE      AMOUNT
                                                              ------------    ----------
                                                                (DOLLARS IN THOUSANDS)
Six months or less..........................................      6.28%       $  698,170
More than six months through one year.......................      6.69           822,829
More than one year through three years......................      5.93            57,310
More than three years through ten years.....................      5.47             2,028
                                                                              ----------
                                                                              $1,580,337
                                                                              ==========

     Interest expense on deposits consisted of the following:

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2000        1999        1998
                                                     --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
Demand deposit accounts............................  $    373    $    836    $    858
Passbook accounts..................................       296         380         487
Money market deposit accounts......................    42,160      22,745       9,259
Certificate accounts...............................    90,460      80,471      93,200
Brokered certificate accounts......................       321       1,635       5,200
                                                     --------    --------    --------
                                                     $133,610    $106,067    $109,004
                                                     ========    ========    ========

     Accrued interest payable on deposits at December 31, 2000 and 1999 was $1.5 million and $1.8 million, respectively, and is included in other liabilities in the Consolidated Statements of Financial Condition.

                           WESTCORP AND SUBSIDIARIES

     The following table summarizes certificate accounts by interest rate within maturity categories at:

                                                         DECEMBER 31, 2000
                              -----------------------------------------------------------------------
                                 2001       2002      2003    2004    2005    THEREAFTER     TOTAL
                              ----------   -------   ------   ----   ------   ----------   ----------
                                                      (DOLLARS IN THOUSANDS)
   0% - 3.99%...............  $    4,351   $     8   $   22                                $    4,381
4.00% - 5.99%...............     160,888    22,071    4,424   $404   $1,624                   189,411
6.00% - 7.99%...............   1,355,760    30,685      100                                 1,386,545
                              ----------   -------   ------   ----   ------      ----      ----------
                              $1,520,999   $52,764   $4,546   $404   $1,624                $1,580,337
                              ==========   =======   ======   ====   ======      ====      ==========

                                                        DECEMBER 31, 1999
                            --------------------------------------------------------------------------
                               2000       2001      2002      2003     2004    THEREAFTER     TOTAL
                            ----------   -------   -------   ------   ------   ----------   ----------
                                                      (DOLLARS IN THOUSANDS)
   0% - 3.99%.............  $   10,448                                            $145      $   10,593
4.00% - 5.99%.............   1,220,310   $29,191   $13,338   $2,683   $1,089                 1,266,611
6.00% - 7.99%.............     185,935       283    23,721       59                            209,998
                            ----------   -------   -------   ------   ------      ----      ----------
                            $1,416,693   $29,474   $37,059   $2,742   $1,089      $145      $1,487,202
                            ==========   =======   =======   ======   ======      ====      ==========

NOTE 10 -- NOTES PAYABLE ON AUTOMOBILE SECURED FINANCING

     For the year ended December 31, 2000, we issued $3.9 billion of notes secured by automobile contracts. Interest payments on the notes are due quarterly, in arrears, based on the respective note's interest rate. Interest expense on these notes totaled $122 million for the year ended December 31, 2000.

     At December 31, 2000, the stated maturities of our notes payable on automobile secured financing and their weighted average interest rates were as follows:

                                                    (DOLLARS       WEIGHED AVERAGE
                                                  IN THOUSANDS)     INTEREST RATE
                                                  -------------    ---------------
2001............................................   $  336,257           6.77%
2002............................................
2003............................................      959,602           7.08
2004............................................      487,515           7.57
2005............................................      819,764           6.97
Thereafter......................................      870,239           7.28
                                                   ----------           ----
                                                   $3,473,377           7.14%
                                                   ==========           ====

     We enter into swap agreements in order to hedge our future interest payments on notes payable on automobile secured financings. We settle such financial instruments at the time we close these securitization transactions and receive or pay cash equal to the gain or loss on these instruments. Therefore, the total interest payment cash flows on these notes are adjusted at such time.

     In September 1999, we established a $500 million conduit facility secured by automobile contracts in a private placement. At December 31, 2000, we had no amount outstanding on the conduit facility compared with $461 million at December 31, 1999. Interest expense totaled $6.2 million and $7.9 million for the years ended December 31, 2000 and 1999, respectively.

                           WESTCORP AND SUBSIDIARIES

NOTE 11 -- SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase are summarized as follows:

                                                            DECEMBER 31,
                                                       ----------------------
                                                         2000         1999
                                                       --------    ----------
                                                       (DOLLARS IN THOUSANDS)
Balance at end of period.............................  $178,821    $  249,675
Balance at end of period, including accrued
  interest...........................................   179,185       249,967
Estimated fair value at end of period................   181,819       245,930
Average amount outstanding during the period.........   449,778       369,999
Maximum amount outstanding at any given month-end
  during the period..................................   798,271     1,036,205
Weighted average interest rate during the period.....       6.2%          5.2%
Weighted average interest rate at end of period......       6.6%          5.5%

     MBS available for sale sold under agreements to repurchase were delivered to dealers who arranged the transactions. The dealers may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to us substantially identical securities at the maturities of the agreements. The agreements at December 31, 2000 and 1999 mature within 30 days. Average amounts are computed based upon daily ending balances.

NOTE 12 -- FEDERAL HOME LOAN BANK ADVANCES

     Advances from the FHLB are collateralized with eligible real estate loans and MBS. The FHLB advances are collateralized with mortgage loans totaling $385 million and $340 million at December 31, 2000 and 1999, respectively, and MBS totaling $942 million and $595 million at December 31, 2000 and 1999, respectively.

     Information as to interest rates and maturities on advances from the FHLB were as follows:

                                                          DECEMBER 31,
                                                  ----------------------------
                                                      2000            1999
                                                  ------------    ------------
                                                     (DOLLARS IN THOUSANDS)
Range of interest rates.........................   5.9% - 8.2%     5.5% - 8.2%
Weighted average interest rate..................          6.5%            6.0%
Year due:
  2000..........................................                      $231,000
  2001..........................................      $400,000
  2002..........................................         6,500           6,500
  Thereafter....................................         3,070           3,244
                                                      --------        --------
                                                      $409,570        $240,744
                                                      ========        ========

     We had available credit with the FHLB of approximately $831 million and $695 million at December 31, 2000 and 1999, respectively.

NOTE 13 -- SHORT-TERM BORROWINGS

     We have a line of credit with a bank which has a maximum availability of $30.0 million. The line of credit has an interest rate tied to the FHLB Reference Rate. The weighted average interest rate was 8.3%, 6.8%, and 6.6% for the years ended December 31, 2000, 1999, and 1998, respectively. There was $22.3 million and $2.5 million outstanding at December 31, 2000 and 1999, respectively. Interest expense totaled $1.3 million, $0.3 million, and $0.7 million for the years ended December 31, 2000, 1999, and 1998, respectively.

                           WESTCORP AND SUBSIDIARIES

NOTE 14 -- SUBORDINATED DEBENTURES

     Subordinated debentures consisted of the following:

                                                              DECEMBER 31,
                                                         ----------------------
                                                           2000         1999
                                                         ---------    ---------
                                                         (DOLLARS IN THOUSANDS)
Subordinated debentures................................  $192,540     $202,635
Discount and issuance costs............................     2,578        3,337
                                                         --------     --------
Net subordinated debentures............................  $189,962     $199,298
                                                         ========     ========

     Our subordinated debentures were $190 million and $199 million at December 31, 2000 and 1999, respectively, net of discount and issuance costs of $2.6 million and $3.3 million at December 31, 2000 and 1999, respectively. The subordinated debentures are unsecured and consist of two issuances with outstanding balances of $42.5 million with an interest rate of 8.5% due in 2003 and $147 million with an interest rate of 8.875% due in 2007. They are redeemable at our option, in whole or in part, on or after July 1, 2000 and August 1, 2004, respectively, both at 100% of the principal amount being redeemed plus accrued interest as of the date of redemption. For regulatory purposes, the subordinated debentures are included as part of the Bank's supplementary capital, subject to certain limitations.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

     Future minimum payments under noncancelable operating leases on premises and equipment with terms of one year or more were as follows:

                                                         DECEMBER 31,
                                                             2000
                                                         ------------
                                                         (DOLLARS IN
                                                          THOUSANDS)
2001..............................................         $ 4,198
2002..............................................           3,395
2003..............................................           3,339
2004..............................................           2,857
2005..............................................           1,469
Thereafter........................................              28
                                                           -------
                                                           $15,286
                                                           =======

     In certain cases, these agreements include various renewal options and contingent rental agreements. Rental expense for premises and equipment totaled $6.0 million, $6.1 million and $8.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     Our commercial and mortgage loan commitments and mortgage loans sold with recourse were as follows:

                                                               DECEMBER 31,
                                                          -----------------------
                                                             2000         1999
                                                          ----------    ---------
                                                          (DOLLARS IN THOUSANDS)
Commercial letters of credit and unused lines of credit
  provided..............................................   $131,137      $98,301
                                                           ========      =======
Commitments to fund commercial and mortgage loans
  Fixed rate loans......................................   $ 33,506      $ 6,193
  Variable rate loans...................................     90,007       83,299
                                                           --------      -------
                                                           $123,513      $89,492
                                                           ========      =======
Mortgage loans sold with recourse.......................   $ 46,562      $54,131
                                                           ========      =======

     At December 31, 2000, we had commitments to fund fixed rate loans at rates ranging from 7.75% to 10.5% with loan terms ranging from one month to 240 months.

                           WESTCORP AND SUBSIDIARIES

     We have pledged certain assets relative to amounts held on behalf of trustee as follows:

                                                            DECEMBER 31,
                                                       ----------------------
                                                          2000         1999
                                                       ----------    --------
                                                       (DOLLARS IN THOUSANDS)
FNMA participation certificates......................  $   50,810    $ 61,487
GNMA certificates....................................     798,964     351,236
Automobile contracts.................................     316,924     365,305
Multifamily first mortgages..........................      34,881      41,140
                                                       ----------    --------
                                                       $1,201,579    $819,168
                                                       ==========    ========

     We or our subsidiaries are involved as parties to certain legal proceedings incidental to our businesses, including consumer class action lawsuits pertaining to our automobile finance activities. We are vigorously defending these actions and do not believe that the outcome of these proceedings will have a material effect on our financial condition, results of operations and cash flows.

NOTE 16 -- AUTOMOBILE LENDING INCOME

     Automobile lending income consisted of the following components:

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        2000        1999       1998
                                                      --------    --------    -------
                                                          (DOLLARS IN THOUSANDS)
Gain on sale of automobile contracts................  $  7,719    $ 51,345    $25,622
Retained interest income, net of RISA
  amortization......................................    51,429      47,812      1,961
Contractual servicing income........................    41,767      46,847     37,180
Other fee income....................................    57,786      42,702     34,360
                                                      --------    --------    -------
Total automobile lending income.....................  $158,701    $188,706    $99,123
                                                      ========    ========    =======

     According to the terms of each securitization transaction, contractual servicing income is earned at rates ranging from 1.0% to 1.25% per annum on the outstanding balance of contracts securitized. Other fee income consists primarily of documentation fees, late charges, and deferment fees.

NOTE 17 -- EMPLOYEE STOCK OWNERSHIP AND SALARY SAVINGS PLAN

     We have an Employee Stock Ownership and Salary Savings Plan, also known as the Plan, which covers essentially all full-time associates who have completed six months of service. Contributions to the Plan are discretionary and determined by our Board of Directors within limits set forth under the Employee Retirement Income Security Act of 1974. Contributions are allocated to the associate's account based upon years of service and annual compensation.

     All shares purchased by the Plan are immediately allocated to associates who participate in the Plan. As of December 31, 2000, the Plan held 1,283,504 shares of our common stock. All Plan shares are considered outstanding for purposes of calculating our earnings per share. Compensation expense related to the Plan totaled $8.0 million, $7.0 million and $0.8 million in 2000, 1999 and 1998, respectively.

     We have an Executive Deferral Plan, also known as the EDP, for a select group of our management or highly compensated associates as determined by our Board of Directors. The EDP is designed to allow participants to defer a portion of their compensation on a pre-tax basis and earn tax-deferred interest on these deferrals. The EDP also provides for us to match portions of the amounts contributed by our associates at the discretion of our Board of Directors. For the year ended December 31, 2000, expense related to the EDP

                           WESTCORP AND SUBSIDIARIES
totaled $528 thousand compared with $621 thousand and $855 thousand for the years ended December 31, 1999 and 1998, respectively.

     We have entered into a Long Term Incentive Plan, which provides additional cash incentive payments to certain key executive officers under certain conditions in 2005. We have expensed $0.9 million in 2000 related to this plan.

NOTE 18 -- STOCK OPTIONS

     In 1991, we reserved 3,150,000 shares of common stock for future issuance to certain associates under an incentive stock option plan, also known as the Stock Option Plan. At December 31, 2000, there were 174,491 shares available for future grants. The options may be exercised within five to seven years after the date of grant. Additionally, the weighted average life of the options at December 31, 2000 was 3.56 years and the exercise price of the options outstanding at December 31, 2000 ranged from $9.94 to $18.69 per share.

     Options outstanding and exercisable at December 31, 2000 were as follows:

                                OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                 -------------------------------------------------   ------------------------------
   RANGE OF        NUMBER      WEIGHTED AVERAGE   WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
EXERCISE PRICES  OUTSTANDING    REMAINING LIFE     EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------  -----------   ----------------   ----------------   -----------   ----------------
$ 9.00 - 10.00       5,500           4.62              $ 9.94            1,500          $ 9.94
$12.00 - 13.00     454,015           5.00               12.62          250,673           12.61
$13.00 - 14.00     348,500           6.15               13.25
$15.00 - 16.00       3,500           6.86               15.25
$17.00 - 18.00       4,200           2.58               17.13            4,200           17.13
$18.00 - 19.00       5,000           3.83               18.69            3,750           18.69
--------------     -------           ----              ------          -------          ------
$ 9.00 - 19.00     820,715           5.47              $12.94          260,123          $12.76
==============     =======           ====              ======          =======          ======

                           WESTCORP AND SUBSIDIARIES

     At December 31, 1998, all stock options were anti-dilutive under the plan. In October 1998, we canceled 405,250 of existing options as part of a voluntary stock option exchange program. All option holders taking part in this program forfeited their existing options and were issued a proportionately smaller number of new options at a reduced exercise price. Stock option activity is summarized as follows:

                                                                        WEIGHTED AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                            --------    ----------------
Outstanding at January 1, 1998............................   983,157         $15.07
  Granted.................................................   355,221          12.37
  Exercised...............................................  (118,905)          8.52
  Cancelled...............................................  (728,609)         17.09
                                                            --------         ------
Outstanding at December 31, 1998..........................   490,864          11.73
  Granted.................................................   270,545          12.82
  Exercised...............................................  (122,530)          8.58
  Cancelled...............................................  (105,060)         12.98
                                                            --------         ------
Outstanding at December 31, 1999..........................   533,819          12.76
  Granted.................................................   363,500          13.27
  Exercised...............................................   (15,013)         12.10
  Cancelled...............................................   (61,591)         12.78
                                                            --------         ------
Outstanding at December 31, 2000..........................   820,715         $12.94
                                                            ========         ======

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options and WFS' stock options have characteristics significantly different from those traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing model does not necessarily provide a reliable single measure of the fair value of our employee stock options.

     The fair value of options granted in 2000, 1999 and 1998 was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

                                                              DECEMBER 31,
                                              --------------------------------------------
                                                  2000            1999            1998
                                              ------------    ------------    ------------
Risk-free interest rate.....................           4.8%            6.6%            4.7%
Volatility factor...........................          0.39            0.51            0.54
Expected option life........................  5 to 7 years    5 to 7 years    5 to 7 years

     The weighted average fair value of options granted during 2000, 1999, and 1998 was $6.59, $7.84 and $5.87, respectively.

                           WESTCORP AND SUBSIDIARIES

     We elected to follow AICPA Accounting Principles Board Opinion 25, also known as APB No. 25, and related Interpretations in accounting for our employee stock options. Under APB No. 25, the exercise price of our employee stock options equals the market price of the underlying stock on the date of grant and, therefore, no compensation expense is recognized. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if we had accounted for our employee stock options under the fair value method of that statement. Pro forma net income (loss) and earnings
(loss) per diluted share for the respective periods were as follows:

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                       ---------------------------------
                                                         2000        1999        1998
                                                       --------    --------    ---------
                                                            (DOLLARS IN THOUSANDS,
                                                           EXCEPT PER SHARE AMOUNTS)
Pro forma net income (loss)..........................  $74,237     $52,235     $(14,921)
Per diluted share....................................  $  2.51     $  1.97     $  (0.57)

     The impact of applying SFAS No. 123 for the years ended December 31, 2000, 1999 and 1998 is not material to the financial statements of Westcorp.

NOTE 19 -- DIVIDENDS

     We paid cash dividends of $0.30, $0.20 and $0.25 per share for the years ended December 31, 2000, 1999 and 1998, respectively. On December 14, 2000, we declared a cash dividend of $0.10 per share for shareholders of record as of February 1, 2001, which was paid on February 15, 2001. There are no restrictions on the payment of dividends by Westcorp.

     Our wholly owned subsidiary, the Bank, is restricted by regulation and by the indenture relating to the subordinated debentures as to the amount of funds which can be transferred to us in the form of dividends. Under the most restrictive of these terms, on December 31, 2000, the Bank's restricted shareholder's equity totaled $375 million with a maximum dividend of $87 million.

     The Bank must notify the OTS of its intent to declare cash dividends 30 days before declaration and may not pay a dividend or make a loan to us for any purpose to the extent we engage in any activities not permitted for a bank holding company.

NOTE 20 -- RESTRUCTURING

     In 1998, we completed an automobile lending restructuring plan. A total of 400 positions or 20% of our work force were eliminated and 96 offices were closed. The total pre-tax restructuring charge in 1998 for the completed plan was $15.0 million. During the fourth quarter of 1998, we incurred a $3.0 million restructuring charge relating to the elimination of our mortgage banking operations.

NOTE 21 -- INCOME TAXES

     Income tax expense (benefit) consisted of the following:

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        2000       1999        1998
                                                      --------    -------    --------
                                                          (DOLLARS IN THOUSANDS)
CURRENT:
  Federal...........................................  $ 69,210    $30,162    $   (353)
  State franchise...................................    17,906      6,696       1,421
                                                      --------    -------    --------
                                                        87,116     36,858       1,068
DEFERRED:
  Federal...........................................   (23,162)     2,384      (7,999)
  State franchise...................................    (5,647)     3,764      (4,399)
                                                      --------    -------    --------
                                                       (28,809)     6,148     (12,398)
                                                      --------    -------    --------
                                                      $ 58,307    $43,006    $(11,330)
                                                      ========    =======    ========

                           WESTCORP AND SUBSIDIARIES

     A reconciliation of total tax provisions and the amounts computed by applying the statutory federal income tax rate of 35% to income before taxes is as follows:

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                       ---------------------------------
                                                         2000        1999        1998
                                                       --------    --------    ---------
                                                            (DOLLARS IN THOUSANDS)
Tax at statutory rate................................  $50,570     $34,467     $ (9,885)
State tax (net of federal tax benefit)...............    7,968       6,799       (1,936)
Other................................................     (231)      1,740          491
                                                       -------     -------     --------
                                                       $58,307     $43,006     $(11,330)
                                                       =======     =======     ========

     Deferred taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Amounts previously reported as current and deferred income tax expense have been reclassified. Such changes to the components of the expense occur because all tax alternatives available to us are not known for a number of months subsequent to year end.

     Significant components of our deferred tax assets and liabilities were as follows:

                                                              DECEMBER 31,
                                                         ----------------------
                                                           2000         1999
                                                         ---------    ---------
                                                         (DOLLARS IN THOUSANDS)
DEFERRED TAX ASSETS:
Reserves for credit losses.............................  $ 31,867     $ 15,673
State tax deferred benefit.............................     8,091        5,888
Deferred compensation accrual..........................     3,655        3,209
Tax basis difference -- marketable securities..........                    518
Accelerated depreciation for tax purposes..............                      9
Other, net.............................................     2,777        3,762
                                                         --------     --------
          Total deferred tax assets....................    46,390       29,059

DEFERRED TAX LIABILITIES:
Loan fee income deferred for tax purposes..............      (470)        (922)
FHLB dividends.........................................    (6,046)      (5,483)
Accelerated depreciation for tax purposes..............    (1,296)
Loan costs.............................................    (1,188)      (1,146)
Deferred taxes on unrealized gains under SFAS No. 115..      (138)
Asset securitization income recognized for book
  purposes.............................................   (24,058)     (32,105)
Other, net.............................................    (8,237)      (7,686)
                                                         --------     --------
          Total deferred tax liabilities...............   (41,433)     (47,342)
                                                         --------     --------
          Net deferred tax assets (liabilities)........  $  4,957     $(18,283)
                                                         ========     ========

NOTE 22 -- EXTRAORDINARY ITEM

     For the years ended December 31, 2000 and 1999, we acquired $10.1 million and $41.9 million of our subordinated debentures and subsequently retired these debentures. As a result of these early retirements, we recorded extraordinary gains of $0.2 million and $2.1 million for the years ended December 31, 2000, and 1999, respectively.

                           WESTCORP AND SUBSIDIARIES

NOTE 23 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated fair values of our financial instruments were as follows:

                                                                DECEMBER 31,
                                            ----------------------------------------------------
                                                      2000                        1999
                                            ------------------------    ------------------------
                                             CARRYING        FAIR        CARRYING        FAIR
                                             AMOUNTS        VALUE        AMOUNTS        VALUE
                                            ----------    ----------    ----------    ----------
                                                           (DOLLARS IN THOUSANDS)
    FINANCIAL ASSETS:
      Cash and cash equivalents...........  $   62,263    $   62,263    $   34,365    $   34,365
      Other short-term investments........      66,500        66,500       137,000       137,000
      Investment securities and MBS.......   2,265,615     2,265,615     1,404,333     1,404,333
      Loans receivable (including held for
         sale)............................   4,924,053     5,291,474     2,181,898     2,229,138
      Retained interest in securitized
         assets...........................     111,558       111,558       167,277       167,277
      Financial instrument agreements held
         for purposes other than trading:
         Interest rate swaps..............     (28,711)      (28,711)       23,962        23,962
         Interest rate options, floors and
           caps...........................       4,278         4,278        13,192        13,192
         Forward agreements...............                                                10,872
         Euro-dollar swap agreements......                    (7,773)

    FINANCIAL LIABILITIES:
      Deposits............................   2,478,487     2,480,853     2,212,309     2,201,967
      Securities sold under agreements to
         repurchase.......................     178,821       181,819       249,675       245,930
      Short-term borrowings...............      27,802        27,802         8,482         8,482
      Notes payable on automobile secured
         financing........................   3,473,377     3,552,053       461,104       454,187
      Federal Home Loan Bank advances.....     409,570       416,437       240,744       237,405
      Amounts held on behalf of trustee...     494,858       494,858       687,274       687,274
      Subordinated debentures.............     189,962       193,147       199,298       196,309

                           WESTCORP AND SUBSIDIARIES

NOTE 24 -- FINANCIAL INSTRUMENT AGREEMENTS

     We use financial instrument agreements to minimize our exposure to interest rate risk. We have entered into or committed to interest rate swaps and interest rate caps as hedges against market value changes in designated portions of our MBS portfolio. The fair value of these agreements moves inversely to the fair value of the MBS portfolio in response to changes in interest rates. Therefore, gains or losses on these agreements serve to offset gains or losses on the MBS portfolio. We also enter into swap agreements and forward agreements to protect against potential changes in interest rates affecting interest payments on future securitization transactions. The market value of these hedge agreements responds inversely to changes in interest rates. Because of this inverse relationship, we can effectively lock in a gross interest rate spread at the time of entering into the hedge transaction. Our portfolio of such agreements consisted of the following:

                                                         DECEMBER 31, 2000
                                                      ------------------------
                                                       NOTIONAL        CREDIT
                                                        AMOUNT        EXPOSURE
                                                      ----------      --------
                                                       (DOLLARS IN THOUSANDS)
Interest rate swaps.................................  $  674,500
Interest rate caps..................................     500,000       $4,278
Swap agreements.....................................     795,000
                                                      ----------       ------
                                                      $1,969,500       $4,278
                                                      ==========       ======

                                                         DECEMBER 31, 1999
                                                      ------------------------
                                                       NOTIONAL        CREDIT
                                                        AMOUNT        EXPOSURE
                                                      ----------      --------
                                                       (DOLLARS IN THOUSANDS)
Interest rate swaps.................................  $  324,500      $23,962
Interest rate caps..................................     440,000       13,192
Forward agreements..................................   1,600,000
                                                      ----------      -------
                                                      $2,364,500      $37,154
                                                      ==========      =======

     Notional amounts do not represent amounts exchanged by parties and, thus, are not a measure of our exposure to loss through our use of these agreements. The amounts exchanged are determined by reference to the notional amounts and the other terms of the agreements.

     Our interest rate swaps consist of agreements with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount and a specified index. We pay a fixed interest rate and receive a floating interest rate on all of our interest rate swaps. At December 31, 2000 and 1999, the terms of our interest rate swaps were to pay a weighted average fixed rate of 6.6% and 5.9% in each year, and to receive a weighted average variable rate of 6.7% and 6.1%, respectively, with expiration dates ranging from 2002 to 2009 with no collateral requirements. Variable interest rates may change in the future.

     The interest rate cap agreements have strike rates from 6.0% to 8.0% with expiration dates ranging from 2001 to 2008 at December 31, 2000 and strike rates from 6.0% to 7.5% with expiration dates ranging from 2001 to 2004 at December 31, 1999.

     Our hedging strategy for our loan production has historically included the use of forward agreements and swap agreements. We have entered into these agreements in numbers and amounts which have generally corresponded to the principal amount of the sale and/or securitization transactions. Gains and losses relative to these agreements are deferred and either recognized in full as an adjustment to the gain or loss on the sale of the loans if the securitization transaction is treated as a sale or amortized on a level yield basis over the duration of the securities issued if the transaction is treated as a secured financing. At December 31, 2000,

                           WESTCORP AND SUBSIDIARIES
we held swap agreements with an implied notional amount of $795 million. At December 31, 1999, we held forward agreements with a notional amount outstanding of $1.6 billion.

     The current credit exposure under these agreements is limited to the fair value of the agreements with a positive fair value at the reporting date. Master netting agreements are arranged or collateral is obtained through physical delivery of, or rights to, securities to minimize our exposure to credit losses in the event of nonperformance by counterparties to financial instruments. We use only highly rated counterparties and further reduce our risk by avoiding any material concentration with a single counterparty.

NOTE 25 -- EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings (loss) per share:

                                                       FOR THE YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------
                                                   2000              1999              1998
                                              --------------    --------------    --------------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BASIC:
Net income (loss)...........................   $    74,743       $    52,626       $   (14,697)
Average basic common shares outstanding.....    29,494,497        26,503,796        26,305,117
Net income (loss) per common share --
  basic.....................................   $      2.54       $      1.99       $     (0.56)

DILUTED:
Net income (loss)...........................   $    74,743       $    52,626       $   (14,697)
Average basic common shares outstanding.....    29,494,497        26,503,796        26,305,117
Stock option adjustment.....................        31,180             1,332
Average diluted common shares outstanding...    29,525,677        26,505,128        26,305,117
Net income (loss) per common share --
  diluted...................................   $      2.53       $      1.99       $     (0.56)

     Options to purchase 12,700, 525,319, and 331,620 share of common stock at prices ranging from $12.38 to $18.69 per share were outstanding at December 31, 2000, 1999, and 1998, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares and therefore, the effect would be antidilutive.

NOTE 26 -- REGULATORY CAPITAL

     At December 31, 2000 and 1999, the Office of Thrift Supervision, also known as the OTS, categorized the Bank as "well capitalized". To be categorized as "well capitalized", the Bank must maintain minimum capital ratios as set forth in the table below. The Bank's capital is subject to review by federal regulators for the components, amounts, risk weighting classifications and other factors. There are no conditions or events since December 31, 2000 that we believe have changed the Bank's category.

                           WESTCORP AND SUBSIDIARIES

     The following table summarizes the Bank's actual capital and required capital as of December 31, 2000 and 1999:

                                                                           TIER 1
                                                 TANGIBLE      CORE      RISK-BASED    RISK-BASED
                                                 CAPITAL     CAPITAL      CAPITAL       CAPITAL
                                                 --------    --------    ----------    ----------
                                                              (DOLLARS IN THOUSANDS)
DECEMBER 31, 2000

Actual Capital:
  Amount.......................................  $533,571    $533,571     $533,571      $780,317
  Capital ratio................................      8.03%       8.03%        8.32%        12.16%

FIRREA minimum required capital:
  Amount.......................................  $ 99,664    $199,327          N/A      $513,242
  Capital ratio................................      1.50%       3.00%         N/A          8.00%
  Excess.......................................  $433,907    $334,244          N/A      $267,075

FDICIA well capitalized required capital:
  Amount.......................................       N/A    $332,212     $384,931      $641,552
  Capital ratio................................       N/A        5.00%        6.00%        10.00%
  Excess.......................................       N/A    $201,359     $148,640      $138,765

DECEMBER 31, 1999

Actual Capital:
  Amount.......................................  $400,438    $400,438     $400,438      $641,164
  Capital ratio................................      8.85%       8.85%        6.49%        10.39%

FIRREA minimum required capital:
  Amount.......................................  $ 67,836    $135,672          N/A      $493,442
  Capital ratio................................      1.50%       3.00%         N/A          8.00%
  Excess.......................................  $332,601    $264,765          N/A      $147,721

FDICIA well capitalized required capital:
  Amount.......................................       N/A    $226,120     $370,082      $616,803
  Capital ratio................................       N/A        5.00%        6.00%        10.00%
  Excess.......................................       N/A    $174,317     $ 30,355      $ 24,360

     The following table reconciles the Bank's equity to the Bank's tangible, core and risk-based capital:

                                                              DECEMBER 31,
                                                         ----------------------
                                                           2000         1999
                                                         ---------    ---------
                                                         (DOLLARS IN THOUSANDS)
Bank shareholder's equity -- GAAP basis................  $462,226     $351,200
Adjustment: unrealized losses under SFAS 115...........    14,816       21,481
  Less: non-permissible activities.....................      (115)        (273)
  Add: minority interest in equity of subsidiaries.....    56,644       28,030
                                                         --------     --------
Total tangible and core capital........................   533,571      400,438
Adjustments for risk-based capital:
  Subordinated debentures(1)...........................   166,497      181,019
  General loan valuation allowance(2)..................    80,249       59,707
                                                         --------     --------
Risk-based capital.....................................  $780,317     $641,164
                                                         ========     ========

---------------
(1) Excludes capitalized discounts and issue costs.

(2) Limited to 1.25% of risk-weighted assets.

                           WESTCORP AND SUBSIDIARIES

NOTE 27 -- WESTCORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                       STATEMENTS OF FINANCIAL CONDITION

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
  Cash......................................................  $  4,964     $  2,011
  Investment in subsidiaries................................   505,293      350,528
  Other.....................................................     1,476        4,409
                                                              --------     --------
          Total assets......................................  $511,733     $356,948
                                                              ========     ========
LIABILITIES
  Other liabilities.........................................  $ 26,068     $  4,230
                                                              --------     --------
          Total liabilities.................................    26,068        4,230
Shareholders' equity........................................   485,665      352,718
                                                              --------     --------
          Total liabilities and shareholders' equity........  $511,733     $356,948
                                                              ========     ========

                            STATEMENTS OF OPERATIONS

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              --------    --------    ---------
                                                                   (DOLLARS IN THOUSANDS)
INCOME:
Dividends from subsidiaries.................................  $ 3,500     $12,000     $ 14,000
                                                              -------     -------     --------
          Total income......................................    3,500      12,000       14,000
EXPENSE:
Interest expense............................................    1,295         470           70
Noninterest expenses........................................    2,374       2,085        1,337
                                                              -------     -------     --------
          Total expense.....................................    3,669       2,555        1,407
Income (loss) before income taxes and equity in net income
  of subsidiaries...........................................     (169)      9,445       12,593
Income tax (benefit)........................................   (1,507)       (780)        (541)
                                                              -------     -------     --------
Income before equity in net income of subsidiaries..........    1,338      10,225       13,134
Equity in undistributed net income (loss) of subsidiaries...   71,902      42,401      (27,831)
                                                              -------     -------     --------
Net income (loss)...........................................  $73,240     $52,626     $(14,697)
                                                              =======     =======     ========

                           WESTCORP AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
                                                                  (DOLLARS IN THOUSANDS)
Operating Activities
Net income (loss)..........................................  $ 73,240    $ 52,626    $(14,697)
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization............................        14                      12
  Equity in undistributed net (income) loss of
     subsidiaries..........................................   (71,902)    (42,401)     27,831
  Other, net...............................................     4,958      (2,026)     (1,195)
                                                             --------    --------    --------
Net cash provided by operating activities..................     6,310       8,199      11,951

Investing Activities
Infusion of capital to subsidiary..........................   (69,848)       (533)    (15,120)
Sales of investment securities available for sale..........                            12,434
                                                             --------    --------    --------
Net cash used in investing activities......................   (69,848)       (533)     (2,686)

Financing Activities
Increase (decrease) in short-term borrowings...............    19,800      (2,718)     (7,800)
Dividends paid.............................................    (9,045)     (5,299)     (6,592)
Issuance of common stock...................................    55,684
Other, net.................................................        52       1,520       2,536
                                                             --------    --------    --------
Net Cash Provided by (Used in) Financing Activities........    66,491      (6,497)    (11,856)
                                                             --------    --------    --------
Increase (decrease) in Cash................................     2,953       1,169      (2,591)
Cash and cash equivalents at beginning of year.............     2,011         842       3,433
                                                             --------    --------    --------
Cash and Cash Equivalents at End of Year...................  $  4,964    $  2,011    $    842
                                                             ========    ========    ========

NOTE 28 -- SUBSEQUENT EVENT (UNAUDITED)

     On March 2, 2001, we filed a registration statement with the Securities and Exchange Commission, also known as the SEC to provide our shareholders an exclusive opportunity to purchase additional shares of stock through a rights offering. The registration statement has not yet become effective. The number of shares to be offered and the price per share has not yet been determined. Our board of directors will make this determination immediately prior to the time at which the registration statement becomes effective. We expect to raise approximately $60.0 million in new capital from this transaction.

     Ernest S. Rady, the chairman of the board of directors of Westcorp, has informed us that he will exercise his rights and that he expects to also exercise his right to oversubscribe. Mr. Rady is the beneficial owner of approximately 68% of our common stock.

     On March 2, 2001, our 82% owned subsidiary, WFS, filed a registration statement with the SEC to provide its shareholders an exclusive opportunity to purchase additional shares of stock through a rights offering. The registration statement for this offering has not yet become effective. The number of shares to be offered and the price per share has not yet been determined. The board of director of WFS will make this determination immediately prior to the time at which the registration statement becomes effective. The board of directors of the Bank has informed us that they intend to exercise its basic subscription right and expects to exercise its oversubscription right as part of this offering. WFS expects that this transaction will provide it with approximately $100 million in new capital from this transaction.

     On February 2, 2001, we completed the issuance of $1.0 billion of notes secured by automobile contracts.

                           WESTCORP AND SUBSIDIARIES

NOTE 29 -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of unaudited quarterly results of operations for the years ended December 31, 2000 and 1999. Certain quarterly amounts have been adjusted to conform with the year-end presentation.

                                                          FOR THE THREE MONTHS ENDED
                                              ---------------------------------------------------
                                              MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                              --------    --------    ------------    -----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2000
Interest income.............................  $100,889    $126,041      $164,655       $192,236
Interest expense............................    50,112      66,533        90,895        106,114
                                              --------    --------      --------       --------
Net interest income.........................    50,777      59,508        73,760         86,122
Provision for credit losses.................    11,945      15,246        24,906         30,036
Noninterest income..........................    55,781      45,738        41,179         34,945
Noninterest expense.........................    55,997      56,029        53,891         55,274
                                              --------    --------      --------       --------
Income before income taxes..................    38,616      33,971        36,142         35,757
Income taxes................................    16,148      13,541        14,911         13,532
                                              --------    --------      --------       --------
Income before minority interest.............    22,468      20,430        21,231         22,225
Minority interest in earnings of
  subsidiaries..............................     2,627       2,873         3,082          3,270
                                              --------    --------      --------       --------
Income before extraordinary item............    19,841      17,557        18,149         18,955
Extraordinary gain from extinguishment of
  debt, net of tax..........................       158          61            16              6
                                              --------    --------      --------       --------
Net income..................................  $ 19,999    $ 17,618      $ 18,165       $ 18,961
                                              ========    ========      ========       ========
Net income per common share -- basic........  $   0.75    $   0.64      $   0.57       $   0.59
                                              ========    ========      ========       ========
Net income per common share -- diluted......  $   0.75    $   0.64      $   0.57       $   0.59
                                              ========    ========      ========       ========

1999
Interest income.............................  $ 61,078    $ 77,929      $ 73,525       $ 85,084
Interest expense............................    33,854      40,071        35,874         43,510
                                              --------    --------      --------       --------
Net interest income.........................    27,224      37,858        37,651         41,574
Provision for credit losses.................    12,157       4,355        15,924          5,964
Noninterest income..........................    58,649      44,820        62,485         44,052
Noninterest expense.........................    56,616      54,527        55,817         50,477
                                              --------    --------      --------       --------
Income before income taxes..................    17,100      23,796        28,395         29,185
Income taxes................................     7,234      10,075        11,947         12,204
                                              --------    --------      --------       --------
Income before minority interest.............     9,866      13,721        16,448         16,981
Minority interest in earnings of
  subsidiaries..............................     1,506       1,584         1,706          1,726
                                              --------    --------      --------       --------
Income before extraordinary item............     8,360      12,137        14,742         15,255
Extraordinary gain from extinguishment of
  debt, net of tax..........................       980         639           315            198
                                              --------    --------      --------       --------
Net income..................................  $  9,340    $ 12,776      $ 15,057       $ 15,453
                                              ========    ========      ========       ========
Net income per common share -- basic........  $   0.35    $   0.48      $   0.57       $   0.58
                                              ========    ========      ========       ========
Net income per common share -- diluted......  $   0.35    $   0.48      $   0.57       $   0.58
                                              ========    ========      ========       ========